Exhibit 10.1

SECOND AMENDMENT TO FORWARD PURCHASE AGREEMENT

This Second Amendment to Forward Purchase Agreement (this “Second Amendment”), dated as of November 14, 2021, is entered into by and between Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), and KLP SPAC 1 LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings given to them in the Forward Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Purchaser are party to that certain Forward Purchase Agreement, dated as of February 1, 2021 (the “Forward Purchase Agreement”);

WHEREAS, concurrently with the execution of the First Amendment to the Forward Purchase Agreement, dated June 21, 2021 among the parties hereto (the “First Amendment”), the Company, Oz Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), entered into a Business Combination Agreement, dated as of June 21, 2021 (the “Business Combination Agreement”), pursuant to which the Company will complete its initial Business Combination; and

WHEREAS, the parties hereto desire to amend the Forward Purchase Agreement effective as of the date hereof to modify the number of Class A Shares (as defined in the Forward Purchase Agreement) to be purchased and sold pursuant to the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Second Amendment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, effective as of immediately prior to the Closing and subject to occurrence of the Closing immediately thereafter, the Forward Purchase Agreement will be amended pursuant to Section 9(l) thereof as follows:

1. Section 1(a) of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a) Forward Purchase Shares.

(i) Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, such number of Forward Purchase Shares for a purchase price of $10.00 per Forward Purchase Share (the “Forward Purchase Price”) equal to the sum of (A) 2,300,000 (the “Original Commitment”), (B) 2,700,000, subject to the Cutback (as defined below), and (C) any amounts required to ensure that the aggregate proceeds from the (i) PIPE Investors (as defined in the Business Combination Agreement), including, for the avoidance of doubt, any additional PIPE Financing provided by the PIPE Investors after the date hereof (“Additional PIPE Financing”), (ii) Trust Account, and (iii) Forward Purchase Shares (the “Aggregate Gross Proceeds”) is at least $175 million (the “Cash Threshold”) (the Forward Purchase Shares pursuant to clauses (B) and (C), the “Backstop Commitment” and, together with the Original Commitment, the “Commitment”); provided that, notwithstanding the Cash Threshold, under no circumstances shall the Backstop Commitment exceed 5,000,000 shares.

(ii) For each dollar that the Aggregate Gross Proceeds exceed $250 million, the number of Forward Purchase Shares that the Purchaser shall purchase from the Company pursuant to clause (B) of Section 1(a)(i) shall be decreased by 0.06 shares (such reduction, the “Cutback”).

(iii) At least ten (10) Business Days before the Business Combination Closing, the Company shall provide the Purchaser with a notice (the “Company Notice”) including: (A) the anticipated date of the Business Combination Closing; (B) the aggregate number of Class A Shares that THMA stockholders have validly elected to redeem in connection with the Business Combination as of the Business Day prior to the date of delivery of the Company Notice, if any; (C) the aggregate number of Class A Shares being purchased pursuant to the Additional PIPE Financing and (D) instructions for wiring the Forward Purchase Price. On the second (2nd) Business Day before the Business Combination Closing, the Company shall provide the Purchaser with an updated Company Notice (the “Updated Company Notice”) setting forth the aggregate number of Class A Shares that THMA stockholders have validly elected to redeem in connection with the Business Combination as of the Business Day prior to the date of delivery of the Updated Company Notice, if any (the “Redeemed Public Shares”). To the extent that the number of Redeemed Public Shares is reduced as compared to the amount set forth in the Updated Company Notice, the Company shall (x) provide prompt notice to the Purchaser of the same and (y) promptly following the Closing and in any case within two (2) Business Days thereof return to the Purchaser any amounts paid in respect of the Commitment that was paid due to such decrease in the number of Redeemed Public Shares..

(iv) The closing of the sale of Forward Purchase Shares (the “Forward Closing”) shall be held on the same date and concurrently with the Business Combination Closing; provided, that at the Purchaser’s request, the Forward Closing may occur up to two (2) Business Days prior the Business Combination Closing (such date being referred to as the “Forward Closing Date”). At least one (1) Business Day prior to the Forward Closing Date, the Purchaser shall deliver the Forward Purchase Price for the Forward Purchase Shares by wire transfer of U.S. dollars in immediately available funds to an account specified in the Company Notice to be held in escrow until the Forward Closing. Immediately prior to the Forward Closing on the Forward Closing Date, (A) the Forward Purchase Price shall be released from escrow automatically and without further action by the Company or the Purchaser, and (B) upon such release, the Company shall issue the Forward Purchase Shares to the Purchaser in book-entry form, free and clear of any liens, registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable. In the event the Business Combination Closing does not occur within ten (10) Business Days of the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the Forward Purchase Price to the Purchaser; provided that the return of the Forward Purchase Price placed in escrow shall not terminate this Agreement or otherwise relieve either party of any of its obligations hereunder and the Company may provide a subsequent Company Notice pursuant to Section 1(a)(iii). For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.”

2. Sections 9(a) and 9(e)-(q) of the Forward Purchase Agreement are incorporated by reference herein, mutatis mutandis.

3. Other than as provided for herein, all terms and conditions of the Forward Purchase Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Joseph Iannotta
Name:	Joseph Iannotta
Title:	Chief Financial Officer

KLP SPAC 1 LLC

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Manager

[Signature Page to Second Amendment to Forward Purchase Agreement]